FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NUMBER: 333-171508-02

Sent: Friday, January 20, 2012 10:55 AM
Subject: GSMS 2012-GC6 -- Price Guidance Public (external)

GSMS 2012-GC6 -- Price Guidance Public (external)
$808.03mm Fixed-Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Manager: RBS Securities Inc. and Wells Fargo Securities, LLC

						UW NOI
Class	Fitch/Mdy	Size($mm)	WAL(yr)	CE%	Cum LTV	Debt Yield	PxGuid
A1	AAA(sf)/Aaa(sf)	65.525	2.32	30.000	43.4%	17.2%	S+75a
A2	AAA(sf)/Aaa(sf)	82.190	4.53	30.000	43.4%	17.2%	S+120a
A3	AAA(sf)/Aaa(sf)	570.467	9.57	30.000	43.4%	17.2%	S+120a
A-AB	AAA(sf)/Aaa(sf)	89.850	7.18	30.000	43.4%	17.2%	S+115a

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

***************************************** Important Notice **************************************
This e-mail may contain information that is confidential, privileged or otherwise protected from isclosure. If you are not an intended recipient of this e-mail, do not duplicate or redistribute it by any means.  Please delete it and any attachments and notify the sender that you have received it in error.  Unintended recipients are prohibited from taking action on the basis of information in this e-mail.

E-mail messages may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with without the knowledge of the sender or the intended recipient.  If you are not comfortable with the risks associated with e-mail messages, you may decide not to use e-mail to communicate with Goldman Sachs.

Goldman Sachs reserves the right, to the extent and under circumstances permitted by applicable law, to retain, monitor and intercept e-mail messages to and from its systems.
*************************************************************************************************